He	alth Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Investor Contact:	Media Contact:

Angie McCabe 818.676.8692 angeline.c.mccabe@healthnet.com	Margita Thompson 818.676.7912 margita.n.thompson@healthnet.com

HEALTH NET ISSUES 2011 EARNINGS GUIDANCE

LOS ANGELES, December 13, 2010 – Health Net, Inc. (NYSE:HNT) today announced its 2011 annual guidance of at least $2.05 for GAAP earnings per diluted share, or at least $2.75 per diluted share for the combined Western Region Operations and Government Contracts segments. GAAP earnings per diluted share guidance includes the impact of expected severance costs and losses from the run-out of the company’s Northeast operations but does not include the final tangible net equity payment the company expects to receive in December 2011. Highlights for 2011 include the following expectations as compared with 2010:

•	commercial membership growth of approximately one to two percent;

•	an improvement in the commercial medical care ratio of 40 to 60 basis points;

•	a reduction in the general and administrative (G&A) expense ratio;

•	primarily as a result of the new TRICARE contract that begins on April 1, 2011, Government Contracts revenues will decline to approximately $1.4 billion to $1.5 billion, and the associated pretax earnings contribution will decline by approximately $10 million to $15 million; and

•	an increase of approximately five percent in pretax income.

Following is a table with specific 2011 guidance metrics. The company will provide more details of its 2011 expectations at its 2011 Investor Day, which is scheduled for February 17, 2011, in New York.

Metric	2011 Guidance
Year-end Membership(a)	Commercial: +1% to +2% Medicaid: +6% to +7% Medicare Advantage(d): -15% to -17% Total Western Region Operations medical membership: +2% to +3% PDP (d): -14% to -16%

Consolidated Revenues(b) (d)	$12.0 billion to $12.5 billion

Commercial Yields(a)	~7.8% to 8.3%
Commercial Health Care Cost Trends(a)	~40 to 60 basis points < premium yields
Selling Cost Ratio(a) G&A Expense Ratio(a)	~ 2.3% to 2.4% ~ 8.7% to 8.9%

Tax Rate(b)	~39.2%

Weighted-average Fully Diluted Shares Outstanding(c)	96 million to 97 million
GAAP EPS(c) (d) Combined Western Region Operations and Government Contracts EPS(c) (d)	At least $2.05 At least $2.75

(a)	For the company’s Western Region Operations

(b)	For the combined Western Region Operations and Government Contracts segments

(c)	The company’s guidance does not include the impact of share repurchases other than to counter dilution.

(d)	Includes the impact of the CMS sanctions previously announced on November 19, 2010

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.0 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 5.4 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

Cautionary Statements

All statements in this press release, other than statements of historical information provided herein, including the guidance for future periods and the assumptions underlying such projections, may be deemed to be forward-looking statements and as such are subject to a number of risks and uncertainties. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, health care reform, including the ultimate impact of the Patient Protection and Affordable Care Act, which could materially adversely affect the company’s financial condition, results of operations and cash flows through, among other things, reduced revenues, new taxes, expanded liability, and increased costs (including medical, administrative, technology or other costs), or require changes to the ways in which the company does business; rising health care costs; continued slow economic growth or a further decline in the economy; negative prior period claims reserve developments; trends in medical care ratios; membership declines; unexpected utilization patterns or unexpectedly severe or widespread illnesses; rate cuts affecting the company’s Medicare or Medicaid businesses; costs, fees and expenses related to the post-closing administrative services provided under the administrative services agreements entered into in connection with the sale of the company’s Northeast business; potential termination of the administrative services agreements by the service recipients should Health Net breach such agreements or fail to perform all or a material part of the services required thereunder; any liabilities of the Northeast business that were incurred prior to the closing of its sale as well as those liabilities incurred through the winding-up and running-out period of the Northeast business; litigation costs; regulatory issues with agencies such as the California Department of Managed Health Care, the Centers for Medicare and Medicaid Services and state departments of insurance, including the continued suspension of marketing and enrollment into Health Net’s Medicare products for a significant period of time, which could have a material adverse impact on the company’s Medicare business; operational issues; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and the risks discussed in the company’s other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise its guidance, the assessment of the underlying assumptions or any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

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